PROJECT ORIGINATION AGREEMENT

THIS PROJECT ORIGINATION AGREEMENT (this “Agreement”) is made and entered effective as of October 1, 2017 (the “Effective Date”) by and between PROFIT BRIGHT DEVELOPMENT LLC, a Florida limited liability company (“Company”), with registered address at 700 W Hillsboro Blvd., Suite 1-100, Deerfield Beach, FL 33441, and HELPFUL ALLIANCE COMPANY INC., a Florida Corporation with registered address at 700 W Hillsboro Blvd., Suite 1-100, Deerfield Beach, FL 33441, acting singly or together with its subsidiaries and affiliates (“Alliance”).

RECITALS

WHEREAS, the Company hereby retains the Alliance’s management for project origination services, feasibility studies and pro-forma modeling for 3 prospective land acquisition and development opportunities.

NOW THEREFORE, in consideration of the mutual covenants hereinafter exchanged, the parties agree as follows:

1.	Project Origination Services. The Alliance, directly and/or through one or more of its subsidiaries and/or affiliates, will provide management for project origination services, feasibility studies and pro-forma modeling for 3 prospective land acquisition and development opportunities (collectively the “Services”).

2.	Compensation. As compensation for Alliance’s services under this Agreement, the Company shall pay, or cause to be paid, to Alliance the project origination fee in the amount of Fifty Thousand ($50,000) U.S. Dollars due and payable upon commencement of the Services (“Compensation”). The Compensation shall be paid by the Company in advance and shall be non- refundable. There shall be no additional charges and/or fees due from the Company to Alliance, unless agreed by the Company otherwise in writing.

3.	Term. The term of this agreement shall commence on the Effective Date and shall terminate on the date on which all Services are rendered in full. Any of the Alliance’s obligations that have accrued prior to the termination of this Agreement shall survive the termination of this Agreement.

4.	Assignment. This Agreement shall not be assignable by either the Alliance or the Company without the prior written consent of the other party, such consent not to be unreasonably withheld.

5.	Indemnification. The Company and the Alliance shall indemnify, defend and save harmless each other from and against all Claims, as that term is defined, based upon the indemnifying party’s negligence or intentional misconduct. As used herein, “Claims” shall mean all claims, suits, proceedings, actions, demands, causes of action, responsibility, liability, judgments, executions, damages, loss and expense (including attorney’s fees).

6.	Notices. All notices called for hereunder shall be deemed delivered one day after having been posted in the United States mail, postage prepaid, at the address shown on the signature page of this Agreement, which address may be changed by either party by giving notice as called for herein.

7.	Entire Agreement. This is the record of the parties’ agreement with respect to the subject matter thereof. The Company and the Alliance intend the terms and conditions of this Agreement to constitute the final, complete, and completely integrated terms and conditions to which they intend to be bound, and they do not intend to be bound by any other agreements, promises, conditions or representations, written or oral, of whatsoever kind or nature, including, without limitation, any trade usage or course of dealing which the Company and the Alliance hereby intend to be negated.

8.	Dispute Resolution. The Parties agree to use their respective reasonable commercial efforts in good faith to resolve any disputes arising out of or related to this Agreement. To the extent that the dispute in question cannot be resolved through such normal business practices, it shall first be submitted to mediation before a professional mediator, mutually agreeable to the Parties, for a period to last no more than ninety (90) days, and if such dispute is not settled within such time, it shall then be settled by binding arbitration before a single arbitrator in Broward County, Florida, in accordance with the rules of the American Arbitration Association. The decision of the arbitrator shall be in writing with written findings of fact and shall be final and binding on the Parties. The costs of arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the Parties. Each party shall bear the cost of preparing and presenting its case. The arbitrator shall be empowered to award money damages, but shall not be empowered to award consequential damages, indirect damages, special damages, punitive or exemplary damages or specific performance. The award may be confirmed and enforced in any court of competent jurisdiction. This section provides the sole recourse for the settlement of any disputes arising out of, in connection with, or related to this Agreement, except that a party may seek a preliminary injunction or other injunctive relief in any court of competent jurisdiction if in its reasonable judgment such action is necessary to avoid irreparable harm.

9.	Waiver. No waiver of any term or right in this Agreement shall be effective unless in writing, signed by an authorized representative of the waiving party. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision or of the same provision in the future.

10.	Governing Law. Any and all matters of dispute between the parties to this Agreement, whether arising from the Agreement itself or arising from alleged extra contractual facts prior to, during or subsequent to the Agreement, including, without limitation, fraud, misrepresentation, negligence or any other alleged tort or violation of the contract, shall be governed by, construed, and enforced in accordance with the laws of State of Florida, regardless of the legal theory upon which such matter is asserted, not including State of Florida choice of laws rules but including its statutes of limitations.

IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date first written above.

COMPANY:		ALLIANCE:

By:	/s/ Alexander Podshibaev	By:	/s/ Sergey Gurin
	Alexander Podshibaev, Manager		Sergey Gurin, Vice President and CFO